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                                                      Exhibit 9




                           AMENDMENT TO
                  REGISTRATION RIGHTS AGREEMENT


             AMENDMENT, dated February 14, 1995, by and between GROW GROUP, INC., a New York corporation (the
   "Company"), and CORIMON, S.A.C.A., a Venezuelan corporation
   ("Corimon").

                       W I T N E S S E T H

             WHEREAS, the Company and Corimon have entered into a Registration Rights Agreement dated August 7, 1992
   (the "Agreement");

             WHEREAS, Corimon Corporation, a Delaware corporation and a wholly-owned subsidiary of Corimon, intends to issue to Fidelity Capital & Income Fund ("Fidelity Capital") $8 million aggregate principal amount of Exchangeable Preferred Stock, which is initially exchangeable for 516,129 shares of common stock, $0.10 par value, of the Company, subject to customary adjustments (such 516,129 shares as adjusted being referred to herein as the "Shares") in accordance with the "Terms of CRM Exchangeable Preferred Stock" annexed hereto as Appendix A; and

             WHEREAS, Corimon has requested that the Agreement be amended to permit Corimon to assign to Fidelity Capital its registration rights under the Agreement with respect to the Shares.

             NOW, THEREFORE, in consideration of the above premises and the mutual agreements contained herein, the parties hereto hereby agree as follows:

             1.  Notwithstanding the provisions of
   Section 2(a), 2(b)(ii) and 2(d)(ii) of the Agreement, the
   Company consents to the assignment by Corimon to Fidelity
   Capital of its rights and obligations under the Agreement relating to the Shares.

             2. The term "Corimon" as used in the Agreement, where necessary to assign the rights and obligations of Corimon to Fidelity Capital as it relates to the Shares, shall be deemed to refer to Fidelity Capital.

             3. Notwithstanding the provisions of clause (i) of Section 3(a) of the Agreement, in the event the Current Market Price (as defined in Section 1 of the Agreement) of the Shares is less than $10,000,000, the Company will permit






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   Fidelity Capital to register all but not less than all of
   the Shares.

             4. Nothing contained herein shall require the Company to effect an aggregate of more than two Demand
   Registrations pursuant to Section 3 of the Agreement.

             5. Corimon shall give the Company prior written notice of any assignment by Corimon of its rights and obligations as contemplated hereby to Fidelity Capital.

             IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the date first written above.

   GROW GROUP, INC.


   By: /s/ Russell Banks
       Russell Banks, President


   CORIMON, S.A.C.A.


   By: /s/ Arthur Broslat
       Arthur W. Broslat,
       Director - Chief Financial
         Officer


   By: /s/ Gustavo Mata-Borjas
       Gustavo Mata-Borjas,
       Director - General Counsel




























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                                                     Appendix A




            Terms of CRM Exchangeable Preferred Stock


   Issuer                        Corimon corporation, a
                                 Delaware corporation

   Description                   exchangeable preferred stock

   Amount                        $8 million

   Number of Shares              516,129

   Issue Price and Liquidation   $15.50 per share
   Preference

   Dividends                     Quarterly at prime rate,
                                 when, as and if declared by
                                 the board of directors;
                                 undeclared dividends
                                 accumulate

   Exchange Feature              Exchangeable at any time
                                 after 10/31/95 into common
                                 stock of Grow Group Inc.
                                 ("GRO") held by CRM at a
                                 price equal to $15.50 per
                                 share (100% of Issue Price
                                 per share), subject to
                                 customary adjustments;
                                 however in lieu of
                                 transferring GRO common stock
                                 on exchange, as to the whole
                                 or part of any exchange, CRM
                                 may deliver the cash
                                 equivalent thereof based on
                                 the then-current market price
                                 of the GRO common stock
                                 (according to a formula to be
                                 negotiated by the parties as
                                 part of the definitive
                                 agreement)

   Redemption                    Mandatory on fifth
                                 anniversary of Closing at a
                                 price equal to liquidation
                                 preference plus accumulated
                                 dividends, if any

   Call Provision                Anytime prior to 10/31/95 at
                                 $15.75 (for first month,
                                 increasing by $0.25 each
                                 month thereafter until
                                 $17.75) plus accumulated
                                 dividends, if any;




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                                 anytime after 10/31/95 and
                                 prior to second anniversary
                                 of Closing upon change of
                                 control, reorganization or
                                 recapitalization of GRO at
                                 higher of (i) change of
                                 control, reorganization or
                                 recapitalization price or
                                 (ii) liquidation preference
                                 plus accumulated dividends,
                                 if any; anytime after second
                                 anniversary of Closing at
                                 liquidation preference plus
                                 accrued dividends, if any
                                 (the exchange right will
                                 remain applicable until
                                 completion of such call for
                                 redemption)

   Registration                  The CRM preferred stock will
                                 be privately placed and
                                 restricted as to transfer.
                                 CRM will use best efforts to
                                 cause GRO to register the GRO
                                 common stock transferable
                                 upon exchange, or to cause
                                 GRO to extend registration
                                 rights to FCI permitting
                                 resale of the GRO common
                                 stock.  Otherwise the GRO
                                 common stock will be legended
                                 and have the status of
                                 restricted securities.